EXHIBIT 23.1
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-121172) and in the Registration Statements on Form S-8 (Nos. 333-31638, 333-38317, 333-90026, 333-116520) of our report relating to the consolidated financial statements of Mercer International Inc. and on the effectiveness of internal control over financial reporting dated February 22, 2008, appearing in this Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
February 22, 2008
Vancouver, Canada